EXHIBIT 99.1

PRESS RELEASE For Immediate Release Contact: Ken F. Parsons, Sr. – Chairman / CEO (360) 459-1100 (360) 459-0137 (Fax)

Venture Financial Group, Inc. Announces Cash Dividend

Olympia, Wash. October 23, 2006 - Venture Financial Group, Inc., parent company of Venture Bank, announced that on October 18, 2006, the Board of Directors declared a cash dividend of seven and one-half cents per share payable November 13, 2006 to all shareholders of record as of November 1, 2006. The dividend is the thirty-first consecutive quarterly dividend to be paid to shareholders.

Venture Bank, with 17 financial centers in four western Washington counties offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products, and other banking services. The bank also provides a broad range of investment services through its subsidiary Venture Wealth Management, Inc. Further information about the bank may be found on the Internet at www.venture-bank.com.